                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)              April 13, 2002
                                                              --------------

                          Unigene Laboratories, Inc.
            (Exact name of registrant as specified in its charter)

          Delaware                                  0-16005                      22-2328609
          --------                                  -------                      ----------

(State or other jurisdiction                (Commission File Number)            (IRS Employer
      of incorporation)                                                      Identification No.)

110 Little Falls Road, Fairfield, NJ                                                070004
----------------------------------------                                            ------
(Address of principal executive offices)                                          (Zip Code)

Registrant's telephone number, including area code:  (973) 882-0860

N/A
--------------------------------------------------------------------------------
(Former name or former address, if changed since last report)

Item 5.    Other Events.

           Unigene Laboratories, Inc., a Delaware corporation ("Unigene"), and SmithKline Beecham Corporation, a GlaxoSmithKline company and a Pennsylvania corporation ("GSK"), have entered into a License Agreement dated as of April 13, 2002 (the "License Agreement"), which provides for the development, marketing and sale by GSK of an orally administered parathyroid hormone ("PTH") pharmaceutical product for the prevention and treatment of osteoporosis and other disorders in humans (the "Product").

           The License Agreement and the press release dated April 15, 2002, issued in connection with the execution of the agreement, are filed as exhibits to this report and are incorporated herein by reference. The description of the License Agreement set forth herein is a summary of the principal terms of the agreement, and is qualified in its entirety by the provisions of the License Agreement itself.

           License of Technology. On the terms and conditions set forth in the License Agreement, Unigene has granted GSK an exclusive, worldwide license to use Unigene's proprietary manufacturing and oral delivery technology related to PTH, as well as a sublicense to certain third party patent rights, all to make, have made, use and sell the Product, and to make, have made and use, but not sell, PTH and PTH in bulk active ingredient form. If GSK chooses not to manufacture PTH in raw or bulk active form, GSK and Unigene will negotiate in good faith to enter into a supply agreement, by which Unigene will supply the active PTH for use in the Product. In the event that Unigene is not the supplier and GSK chooses not to manufacture the PTH in raw or bulk active form, Unigene must grant its consent before GSK enters into a third party supply contract using the Unigene technology. Unigene also retains certain rights to manufacture PTH peptides for third parties.

           Product Development and Marketing. GSK, at its expense, will be responsible for the development, marketing, and distribution of the Product. These responsibilities will include conducting clinical trials, and obtaining all necessary regulatory approvals in each country where the Product is sold, including the approval of the U.S. Food and Drug Administration. The product development and regulatory approval process will be managed by the "Joint Development Committee," which will include GSK representatives and one representative of Unigene. GSK is required to develop and commercialize the Product at the same level as it develops and commercializes its own products.

           Milestone Payments and Royalties. Under the License Agreement, GSK made a $2 million up-front licensing fee payment and a $1 million milestone payment to Unigene and could make subsequent milestone payments. Total payments under the License Agreement could amount to an additional $147 million subject to the progress of the compound through clinical development and through to the market. In addition, GSK will fund all development activities during the program, including Unigene's activities in the production of raw material for development and clinical supplies, and will pay Unigene a royalty on its worldwide sales of the Product. The royalty rate will be increased if certain sales milestones are achieved.

           Indemnification. Unigene has agreed to indemnify GSK for any losses suffered by GSK as a result of (i) failure to provide active bulk PTH according to specifications, (ii) failure to obtain or maintain rights sufficient to grant the license, and (iii) Unigene's material breach of any representation or warranty. GSK has agreed to indemnify Unigene for any losses suffered by Unigene as a result of (i) the conduct of clinical trials or development, (ii) development, manufacture, marketing or commercialization of Product, including product liability claims, and (iii) GSK's material breach of any representation or warranty.

           Termination. The License Agreement will remain in effect until GSK's royalty obligations expire, unless earlier terminated under the circumstances described below:

           Either party may terminate the License Agreement if the other party
(i) materially breaches the License Agreement, which breach is not cured within 60 days (or 30 days for a payment default), (ii) voluntarily files, or has served against it involuntarily, a petition in bankruptcy or insolvency, which, in the case of involuntary proceedings, remains undismissed for 60 days, or
(iii) makes an assignment for the benefit of creditors.

           Additionally, GSK may terminate the License Agreement (i) any time after 1 year from the effective date for various articulated reasons related to a substantial diminution of the perceived business opportunity from the development or commercialization of Product, or (ii) if Unigene fails to fulfill certain obligation by a date certain, which obligations require the cooperation of third parties.


Item 7.    Financial Statements and Exhibits

           (c)     Exhibits.

                   Exhibit No.           Description of Exhibit
                   -----------           ----------------------

                       10.1 License Agreement dated as of April 13, 2002 by and between Unigene Laboratories, Inc. and SmithKline Beecham Corporation*

                       99.1 Press Release of Unigene Laboratories, Inc. dated April 15, 2002

________________

* Portions of the document have been omitted pursuant to a confidential treatment request.

                                   SIGNATURE

Pursuant to the requirements of the Signature Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                         Unigene Laboratories, Inc.



                                         By:   /s/ Warren P. Levy
                                             ----------------------------
                                               Warren P. Levy, President
                                               (Chief Executive Officer)


Dated:  April 26, 2002